Exhibit 4.43
DESCRIPTION OF CAPITAL STOCK
General

The following description of the capital stock of Altice USA, Inc. (the “Company,” “we,” “our” or “us”) and certain provisions of our Third Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), Second Amended and Restated Bylaws (the “Bylaws”) and stockholders’ agreement (as defined below) are summaries and are qualified by reference to the Certificate of Incorporation, Bylaws and stockholders’ agreement, each of which are incorporated by reference as exhibits to this annual report on Form 10-K (the “Annual Report”).

The Certificate of Incorporation provides for three classes of common stock: Class A common stock, Class B common stock and Class C common stock. In addition, the Certificate of Incorporation authorizes shares of undesignated preferred stock, the rights, preferences and privileges of which may be designated from time to time by our board of directors (the “Board”).

Our authorized capital stock consists of 9,100,000,000 shares, all with a par value of $0.01 per share, of which:

•4,000,000,000 shares are designated Class A common stock;
•1,000,000,000 shares are designated Class B common stock;
• 4,000,000,000 shares are designated Class C common stock; and
• 100,000,000 shares are designated preferred stock.
Our Class A common stock is listed on the NYSE under the symbol “ATUS.”
Class A Common Stock, Class B Common Stock and Class C Common Stock
 Voting Rights
Holders of our Class A common stock are entitled to one vote per share and holders of our Class B common stock are entitled to twenty-five votes per share, in each case, on any matter submitted to a vote of our stockholders. Except as set forth below or as required by Delaware law, holders of shares of Class A common stock and Class B common stock vote together as a single class on all matters (including the election of directors) submitted to a vote of our stockholders.
If we issue any shares of Class C common stock, they will not be entitled to any votes on any matter that is submitted to a vote of our stockholders, except as provided in our Certificate of Incorporation or as required by Delaware law. Delaware law would require the holders of Class A common stock, Class B common stock or Class C common stock to vote separately as a single class on a matter if we were to seek to:

•amend our Certificate of Incorporation to increase the authorized number of shares of a class of stock (except as otherwise provided in the Certificate of Incorporation) or increase or decrease the par value of a class of stock; or
•amend our Certificate of Incorporation in a manner that altered or changed the powers, preferences, or special rights of a class of stock in a manner that affected them adversely.
As permitted by Delaware law, the Certificate of Incorporation provides that the number of authorized shares of common stock or any class of common stock may be increased or decreased (but not below the number of shares of common stock then outstanding) by the affirmative vote of the holders of a majority of the voting power of the Class A common stock and Class B common stock, voting together as a single class.
Each of our directors and director nominees stand for election at each of our annual meetings of stockholders. The Certificate of Incorporation does not provide for cumulative voting for the election of directors. Rather, a majority of the votes cast is required for a director or director nominee to be duly elected in any uncontested election. Because our stockholders do not have cumulative voting rights, stockholders holding a majority of the voting power of our capital stock are able to elect all of our directors. Stockholders holding a majority of the voting power of our capital stock are also able to remove each of our directors with or without cause. Pursuant to the stockholders’ agreement, so long as any of Next Alt S.à.r.l. (“Next Alt”), A4 S.A., Patrick Drahi (“Mr. Drahi”) (or his heirs or entities or trusts directly or indirectly under his or their control or formed for his or their benefit) or any of their affiliates (collectively, the “PDR Group”) beneficially owns, in the aggregate, at least 50% of the voting power of our outstanding capital stock, Next Alt will have the right to designate six directors to the Board, and the Company will cause the Board to consist of a majority of directors nominated by Next Alt. In the event that the PDR Group beneficially owns, in the aggregate, less than 50% of the voting power of our outstanding capital stock, Next Alt will have the right to designate a number of directors to the Board equal to the total number of directors comprising the entire Board multiplied by the percentage of the voting power of our outstanding common stock beneficially owned, in the aggregate, by the PDR Group, rounding up in the case of any resulting fractional number, and in the event that the PDR Group beneficially owns, in the aggregate, less than 50% of the voting power of our outstanding capital stock, Next Alt will not have the right to designate a number of directors to the Board equal to or exceeding 50% of directors comprising the entire Board. One of Next Alt’s designated nominations will be an individual designated by A4 S.A., and Next Alt will agree to vote its shares in favor of electing the individual designated by A4 S.A. If a director designated by Next Alt or by A4 S.A. resigns or is removed from the Board, as the case may be, only another director designated by Next Alt or by A4 S.A., as the case may be, may fill the vacancy. After the PDR Group ceases to beneficially own at least 20% of the voting power of our outstanding common stock, Next Alt will cease to have the right to designate any director nominees for election to the Board. In the event Mr. Drahi is not a member of our Board, one representative of the PDR Group will have board observer rights so long as the PDR Group beneficially owns at least 20% of the voting power of our outstanding common stock. See “—Stockholders’ Agreement.”
The Certificate of Incorporation also gives the holders of at least a majority of the voting power of our capital stock the right to act by written consent in lieu of a meeting and without notice.
Economic Rights
Except as otherwise expressly provided in the Certificate of Incorporation or required by Delaware law, all shares of Class A common stock, Class B common stock and Class C common stock have the same rights and privileges and rank equally, share ratably and be identical in all respects for all matters, including those described below.
Dividends and Distributions.  Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of outstanding shares of Class A common stock, Class B common stock and Class C common stock are entitled to share equally, on a per share basis, in any dividend or distribution of funds legally available if our Board, in its discretion, determines to declare and pay dividends and only then at the times and in the amounts that our Board may determine. In the event that a dividend is paid in the form of shares of our capital stock or rights to acquire or securities convertible into or exchangeable for shares of our capital stock, then, in the discretion of our Board, either (A) the holders of shares of Class A common stock, Class B common stock and Class C common stock shall receive the identical class of securities on an equal per share basis, or (B) (i) the holders of shares of Class A common stock shall receive Class A common stock, or securities convertible into or exchangeable for shares of Class A common stock or rights to acquire such securities, as the case may be; (ii) the holders of shares of Class B common stock shall receive Class B common stock, or securities convertible into or exchangeable for shares of Class B common stock or rights to acquire such securities, as the case may be; and (iii) the holders of shares of Class C common stock shall receive Class C common stock, or securities convertible into or exchangeable for shares of Class C common stock or rights to acquire such securities, as the case may be; in each such case in clause (B), in an equal amount per share.
Distributions of Another Corporation’s Securities.  Unless otherwise approved by the Board, where the securities of another corporation are distributed, they must only be distributed to holders of Class A common stock, Class B common stock and Class C common stock on the basis that:
(a)the holders of Class A common stock, Class B common stock and Class C common stock receive the identical class of securities; or

(b)subject to the remainder of this paragraph, the holders of Class A common stock, Class B common stock and Class C common stock each receive different classes of securities; or
(c)  subject to the remainder of this paragraph, the holders of one or more class of common stock receive a different class of securities than the holders of all other classes of common stock, in each case, on an equal per share basis and to holders of any shares of preferred stock outstanding at the time in accordance with the terms thereof.
To the extent that a dividend is declared and paid pursuant to paragraph (b) or (c), then the holders of Class B common stock shall receive the securities having the highest number of votes per share (or, in the case of convertible securities, the securities convertible into, exchangeable for or evidencing the right to purchase, the securities with the highest number of votes per share) and the holders of each other class of common stock shall receive the securities having the lesser number of votes per share (or, in the case of convertible securities, the securities convertible into, exchangeable for or evidencing the right to purchase, the securities with the lesser number of votes per share): (A) in each case, without regard to whether such voting rights differ to a greater or lesser extent than the corresponding differences in voting rights (and related differences in designation, conversion and rights to distributions) between the Class A common stock, the Class B common stock and the Class C common stock; and (B) provided that the different classes of securities (and, in the case of securities convertible into, exchangeable for or evidencing the right to purchase securities, the securities resulting from such conversion, exchange or purchase) do not differ in any respect other than with respect to their relative voting rights (and related differences in designation, conversion, redemption and rights to distributions).

To the extent that a dividend is declared and paid pursuant to paragraph (b) or (c), and in the event that the holders of Class A common stock receive a class of securities having different rights than those received by the holders of Class C common stock, then: (A) the rights of the different classes of securities (and, in the case of securities convertible into, exchangeable for or evidencing the right to purchase securities, the securities resulting from such conversion, exchange or purchase) may not differ in any respect other than with respect to their relative voting rights (and related differences in designation, conversion, redemption and rights to distributions); and (B) the relevant classes of securities shall be distributed to the holders of Class A common stock and Class C common stock such that the relative voting rights (and related differences in designation, conversion, redemption, rights to dividends in specie comprising securities and rights to distributions) of the class of securities (or, in the case of convertible securities, the securities convertible into, exchangeable for or evidencing the right to purchase, the securities resulting from such conversion, exchange or purchase) to be received by the holders of Class A common stock on the one hand and Class C common stock on the other hand corresponds to the extent practicable to the relative voting rights (and related differences in designation, conversion, redemption and rights to distributions) of the Class A common stock as compared to the Class C common stock.
Liquidation Rights.  Upon our dissolution, liquidation or winding up, the assets legally available for distribution to our stockholders will be distributable ratably among the holders of our Class A common stock, Class B common stock and Class C common stock subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights and payment of liquidation preferences, if any, on any outstanding shares of preferred stock unless different treatment of such class with respect to distributions upon any such liquidation, dissolution or winding up is approved in advance by the affirmative vote of the holders of a majority of the voting power of the Class A common stock and Class B common stock, each voting separately as a class.
Equal Status.  Except as expressly provided in the Certificate of Incorporation or required by applicable law, shares of Class A common stock, Class B common stock and Class C common stock have the same rights and privileges and rank equally, share ratably and are identical in all respects as to all matters. In the event of (i) a consolidation or merger of us with or into any other entity; (ii) any tender offer or exchange offer by any person or entity pursuant to an agreement to which we are a party or that our Board recommends; or (iii) a sale by Next Alt or any successor thereto, or any of its subsidiaries that holds shares of our Class B common stock or, solely in the event shares of our Class B common stock have been distributed to Mr. Drahi, his heirs or entities or trusts directly or indirectly under his or their control or formed for his or their benefit or any affiliate of Mr. Drahi, his heirs or entities or trusts directly or indirectly under his or their control or formed for his or their benefit (together with Next Alt and any of its subsidiaries that hold such shares, the “Next Alt Holders”), a sale by Mr. Drahi, such heirs or such trusts or entities or such affiliates, in one or a series of related transactions, whether to a single purchaser or purchasers constituting a “group” as defined in Section 13(d) of the Exchange Act, of shares of Class B common stock representing (a) at least 40% of the votes entitled to be cast by all stockholders entitled to vote in an election of directors and (b) a greater number of votes than the Next Alt Holders collectively are entitled to cast immediately following such sale, the holders of Class A common stock, Class B common stock and Class C common stock shall be entitled to participate proportionately and to receive, or to elect to receive, the same form of consideration and the same amount of consideration on a per share basis. Notwithstanding the foregoing, if any securities consideration is paid, distributed or offered to holders of shares of Class A common stock, Class B common stock or Class C common stock in any such transaction, such consideration may differ only in terms of voting rights such that the holder of a share of Class B common stock shall receive or have the right to elect to receive the securities having the highest number of votes per share (or, in the case of convertible securities, the securities convertible into, exchangeable for or evidencing the right to purchase, the securities with the highest number of votes per share) and the holders of each other class of our common stock shall receive or have the right to elect to receive the securities having the lesser number of votes per share (or, in the case of convertible securities, the securities convertible into, exchangeable for or evidencing the right to purchase, the securities with the lesser number of votes per share), and any securities that the holder of a share of Class C common stock shall receive or have the right to elect to receive shall either have no voting rights or the same voting rights as the securities that a holder of Class A common stock shall receive or have the right to elect to receive.
Subdivisions and Combinations.  If we subdivide or combine in any manner outstanding shares of Class A common stock, Class B common stock, or Class C common stock, the outstanding shares of the other classes will be subdivided or combined in the same manner concurrently.
No Preemptive or Similar Rights
Our Class A common stock, Class B common stock and Class C common stock are not entitled to preemptive rights and are not subject to conversion or redemption provisions, except for the conversion provisions with respect to the Class B common stock and Class C common stock described below. Any one or more series of preferred stock will have only such preemptive or similar rights granted to the holders thereof by our Board.
Conversion and Transfers
Each share of Class B common stock is convertible at any time upon written notice to the Company at the option of the holder into one share of Class A common stock. The Certificate of Incorporation provides that we will, no later than ten (10) calendar days after receipt by us of written notice from a holder of our Class B common stock, issue and take action to deliver a certificate or certificates representing the number of shares of our Class A common stock to which a converting holder is entitled (if such shares are certificated) or, if such shares are uncertificated, register such shares in book-entry form. The date of conversion will be the date of such issuance, in the case of certificated shares, or registration, in the case of uncertificated shares. The Certificate of Incorporation further provides that we will not be liable for any losses incurred by any person resulting from any delay in effecting any such conversion.
The Certificate of Incorporation does not provide for the automatic conversion of shares of our Class B common stock upon transfer under any circumstances. As a result, the holders of Class B common stock are free to transfer them without converting them into shares of our Class A common stock. Any shares of Class B common stock that are converted into Class A common stock may not be reissued. The disparate voting rights of the shares of our Class B common stock will not change upon transfer unless first converted into shares of Class A common stock.
Immediately prior to any conversion of all outstanding shares of Class B common stock into Class A common stock, the holders of majority of the voting power of the Class B common stock at the time of such conversion, may, in connection with such conversion, require that each share of Class C common stock shall automatically be converted into one share of Class A common stock on a date fixed by our Board, which date shall be no less than 61 days and no more than 180 days following the conversion of all outstanding shares of Class B common stock.

Preferred Stock
Under the Certificate of Incorporation, our Board may, without further action by our stockholders, fix the rights, preferences, privileges and restrictions of up to an aggregate of 100,000,000 shares of preferred stock in one or more series and authorize their issuance. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of our Class A common stock, Class B common stock or Class C common stock. Any issuance of our preferred stock could adversely affect the voting power of holders of our Class A common stock or Class B common stock, and the likelihood that such holders would receive dividend payments and payments on liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring, or preventing a change of control or impeding completion of a merger, tender offer or other takeover attempt (that some, or a majority of, stockholders might believe to be in their best interests or in which stockholders might receive a premium for their shares over the then-current market price of such shares) or other corporate action. As of the date of this Annual Report, no shares of preferred stock are outstanding and we have no present plan to issue any shares of preferred stock.
Stockholders’ Agreement
Pursuant to the stockholders’ agreement, dated June 7, 2018, by and among us, Next Alt and A4 S.A. (the “stockholders’ agreement”), so long as the PDR Group beneficially owns in the aggregate, at least 50% of the voting power of our outstanding capital stock, Next Alt will have the right to designate six directors to the Board, and the Company will cause the Board to consist of a majority of directors nominated by Next Alt. In the event that the PDR Group beneficially owns, in the aggregate, less than 50% of the voting power of our outstanding capital stock, Next Alt will have the right to designate a number of directors to the Board equal to the total number of directors comprising the entire Board multiplied by the percentage of the voting power of our outstanding common stock beneficially owned, in the aggregate, by the PDR Group, rounding up in the case of any resulting fractional number, and in the event that the PDR Group beneficially owns, in the aggregate, less than 50% of the voting power of our outstanding capital stock, Next Alt will not have the right to designate a number of directors to the Board equal to or exceeding 50% of directors comprising the entire Board. One of Next Alt’s designated nominations will be an individual designated by A4 S.A., and Next Alt will agree to vote its shares in favor of electing the individual designated by A4 S.A. If a director designated by Next Alt or by A4 S.A. resigns or is removed from the Board, as the case may be, only another director designated by Next Alt or by A4 S.A., as the case may be, may fill the vacancy. After the PDR Group ceases to beneficially own at least 20% of the voting power of our outstanding common stock, Next Alt will cease to have the right to designate any director nominees for election to the Board. In the event Mr. Drahi is not a member of our Board, one representative of the PDR Group will have board observer rights so long as the PDR Group beneficially owns at least 20% of the voting power of our outstanding common stock. Until the first date on which the PDR Group ceases to beneficially own at least 20% of the voting power of our outstanding common stock, notwithstanding anything to the contrary in the Certificate of Incorporation or Bylaws, or in the governing documents of any of our subsidiaries, without the prior written approval of Next Alt, we shall not (either directly or indirectly through an affiliate or otherwise or through one or a series of related transactions) take, or permit one of our subsidiaries to take, any of the following actions:
(a)effect or consummate a Change of Control (as defined in the stockholders’ agreement) or publicly endorse a Change of Control (including by recommending any tender or exchange offer that would result in a Change of Control) or enter into any agreement or arrangement to effect or consummate a Change of Control;
(b)acquire, dispose of or spin off any securities, assets or liabilities other than acquisitions or dispositions of assets or liabilities in the ordinary course of business consistent with past practice;
(c)enter into any joint venture, recapitalization, reorganization or other strategic alliance with any other Person (as defined in the stockholders’ agreement);
(d)issue any Company Securities (as defined in the stockholders’ agreement), except issuances pursuant to a compensation or similar plan approved by our Board or a duly authorized committee thereof;

(e)incur, guarantee, assume, or refinance any indebtedness for borrowed money having a principal amount greater than $10 million (including debt obligations of any other Person existing at the time such other Person merged with or into or became a subsidiary of, or substantially all of its business and assets were acquired by, by us or our subsidiary, and debt obligations secured by a lien encumbering any asset acquired by us or any such subsidiary and including debt securities), or pledge or grant a security interest in any of our or our subsidiaries’ assets having a value of more than $10 million (other than debt obligations incurred in the ordinary course of business by us and our subsidiaries), or enter into any derivative transactions involving a notional amount greater than $10 million;
(f)redeem, repurchase or otherwise acquire Company Common Stock (as defined in the stockholders’ agreement) or any warrants, options, rights or securities convertible into, exchangeable for or exercisable for, Company Common Stock, or redeem, repurchase or otherwise acquire or make any payment with respect to any share appreciation rights or phantom share plans (other than repurchases of Company Common Stock from employees upon termination of employment pursuant to terms of duly approved equity grants or pursuant to a cashless exercise of equity grants) or any re-pricing of duly approved equity awards;
(g)amend (or approve or recommend amendment of) our or any of our subsidiaries’ certificates of incorporation or bylaws (or other similar organizational documents);
(h)elect, hire, replace or dismiss, or establish or modify the remuneration of, our Chief Executive Officer (or the equivalent successor position) (such person, the “CEO”), Chief Financial Officer (or the equivalent successor position) (such person, the “CFO”), or Chief Operating Officer (or the equivalent successor position) (such person, the “COO”), in each case, as elected or appointed by our Board;
(i)elect, hire, replace or dismiss, or establish or modify the remuneration of, any officer of the Company that directly reports to the CEO, CFO or COO;
(j)establish or modify the remuneration of directors on our Board;
(k)decrease or increase the number of directors serving on our Board;
(l)approve (or adopt) any of our operating and capital budgets for each fiscal year commencing with the fiscal year ended December 31, 2018, or any material amendments thereto or deviations therefrom;
(m)pay, declare or set aside any sums or other property for the payment of dividends on any Company Common Stock or make any other distributions in respect of any Company Common Stock or any warrants, options, rights or securities convertible into, exchangeable for or exercisable for, Company Common Stock;
(n)  other than as required by applicable law, form, or delegate authority to, any new committee or subcommittee thereof, of our Board, or delegate authority to any existing committee or subcommittee thereof not set forth in the committee’s charter or authorized by our Board prior to the completion of our initial public offering;
(o)  commence any liquidation, dissolution or voluntary bankruptcy, administration, recapitalization or reorganization in any form of transaction, make arrangements with creditors, or consent to the entry of an order for relief in any involuntary case, or take the conversion of an involuntary case to a voluntary case, or consent to the appointment of or take possession by a receiver, trustee or other custodian for all or substantially all of our or our subsidiaries’ property, or otherwise seek the protection of any applicable bankruptcy or insolvency law;
(p)     amend, modify or supplement (or approve or recommend amendment, modification or supplement of) the Related-Party Transactions Policy (as defined in the stockholder agreement); and
(q) enter into any agreement or arrangement to do any of the foregoing.

The Certificate of Incorporation requires the written approval of Next Alt before we may take the actions specified in paragraphs (a), (g) and (o).
Anti-Takeover Provisions
Certificate of Incorporation and Bylaws
A special meeting of stockholders may be called by a majority of our Board, the chair of our Board, stockholders holding a majority of the voting power of our capital stock or the director designated by A4 S.A. As described above in “Class A Common Stock, Class B Common Stock and Class C Common Stock—Voting Rights,” the Certificate of Incorporation further provides for a tri-class common stock structure, as a result of which Next Alt generally will be able to control the outcome of all matters requiring stockholder approval, including the election of directors and significant corporate transactions, such as a merger or other sale of our company or its assets.
The foregoing provisions make it more difficult for our existing stockholders, other than Next Alt, to replace our Board as well as for another party to obtain control of us by replacing our Board. Because our Board has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for our Board to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change our control.
Authorized but Unissued Shares
The authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of the NYSE. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.
Section 203 of the DGCL
Section 203 of the Delaware General Corporation Law (the “DGCL”) generally prohibits a publicly-held Delaware corporation from engaging in a merger, asset sale or other transaction resulting in a financial benefit with any person who, together with affiliation and association, owns, or within the prior three years, did own, 15% or more of a corporation’s voting stock. The prohibition continues for a period of three years after the date of the transaction in which the person became an owner of 15% or more of the corporation’s voting stock unless the transaction or the business combination is approved in a prescribed manner. The statute could prohibit or delay, defer or prevent a change in control with respect to the Company. However, by action of our Board we have waived the provisions of Section 203.
Choice of Forum
Our Bylaws provide that the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another state or federal court located in the State of Delaware) shall be the exclusive forum for: (i) any derivative action or proceeding brought in our name or on our behalf; (ii) any action asserting a breach of fiduciary duty; (iii) any action asserting a claim against us arising under the DGCL; (iv) any action regarding the Certificate of Incorporation or our Bylaws; or (v) any action asserting a claim against us that is governed by the internal affairs doctrine. Our Bylaws permit our Board to approve the selection of an alternative forum.
Limitations of Liability and Indemnification
The Certificate of Incorporation contains provisions indemnifying our directors and officers to the fullest extent permitted by law. In addition, as permitted by Delaware law, the Certificate of Incorporation provides that no director will be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. The effect of this provision is to restrict our rights and the rights of our stockholders in derivative suits to recover monetary damages against a director for breach of fiduciary duty as a director, except for:
• any breach of his or her duty of loyalty to us or our stockholders;

• acts or omissions not in good faith which involve intentional misconduct or a knowing violation of law;
• the payment of dividends or the redemption or purchase of stock in violation of Delaware law; or
•any transaction from which the director derived an improper personal benefit.
This provision does not affect a director’s liability under the federal securities laws.
To the extent our directors, officers and controlling persons will be indemnified under the provisions contained in the Certificate of Incorporation, Delaware law or contractual arrangements against liabilities arising under the Securities Act, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Corporate Opportunities
The Certificate of Incorporation recognizes that Mr. Drahi and certain directors, principals, officers, employees and/or other representatives of Next Alt, Altice Europe N.V. and A4 S.A. and their affiliates (each such director, principal, officer, employee and/or other representative, a “Next Alt Group Representative” and collectively, the “Next Alt Group Representatives”) may serve as our directors, officers or agents and that Mr. Drahi, Next Alt, Altice Europe N.V., A4 S.A., the Next Alt Group Representatives and their respective affiliates, and members of our Board designated by Next Alt and A4 S.A. pursuant to the stockholders’ agreement (the “Designated Directors”), may now engage, may continue to engage and may in the future engage in the same or similar activities or related lines of business as those in which we, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which we, directly or indirectly, may engage. In the Certificate of Incorporation we have renounced our rights to certain business opportunities and the Certificate of Incorporation provides that none of Mr. Drahi, Next Alt, Altice Europe N.V., A4 S.A., any Next Alt Group Representative, any Designated Director, or their respective affiliates, have any duty to refrain from, directly or indirectly, engaging in the same or similar business activities or lines of businesses in which we or any of our affiliates engage or are reasonably likely to engage, or otherwise competing with us or any of our affiliates, or have any duty to communicate such opportunities to us, unless such opportunities arise in or are predominantly related to North America. The Certificate of Incorporation further provides that, to the fullest extent permitted by law, none of Mr. Drahi, Next Alt, Altice Europe N.V., A4 S.A., any Next Alt Group Representative, any Designated Director (including any Designated Director who serves as one of our officers) or any of the foregoing persons’ affiliates shall be liable to us or our stockholders for breach of any fiduciary duty solely because they engage in such activities.